EXHIBIT 99.1

Vince Holding Corp. Reports Fourth Quarter and Fiscal Year 2016 Results

NEW YORK, New York – April 28, 2017 – Vince Holding Corp. (NYSE: VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today reported unaudited results for the fourth quarter and fiscal year 2016 ended January 28, 2017.

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis.  Adjusted results presented in this press release are non-GAAP financial measures.  In addition, the Company is presenting an estimated impact to EPS related to certain asset impairment charges as well as the valuation allowance that was recorded against the Company’s deferred tax assets in the fourth quarter of 2016.  Certain components included in the calculation of such impact are non-GAAP measures.  See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibits 3, 4, and 5 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

For the fourth quarter ended January 28, 2017:

•	Net sales decreased 21.9% to $63.9 million from $81.8 million in the fourth quarter of fiscal 2015.
•

Operating loss was $62.9 million, which includes $55.1 million in non-cash long-lived asset impairment charges, of which $53.1 million were related to goodwill and the tradename intangible asset and $2.1 million were related to property and equipment of certain retail stores, compared to operating income of $4.8 million for the fourth quarter of fiscal 2015.  In the fourth quarter of fiscal 2015, the Company recorded a benefit from the recovery on the inventory write-down taken in the second quarter of fiscal 2015 and the favorable adjustment to management transition costs, totaling $2.5 million.

•

Net loss was $162.1 million, or $3.28 per share, including an estimated impact of $3.13 per share related to the aforementioned non-cash long-lived asset impairment charges as well as the valuation allowance recorded against the Company’s deferred tax assets (please refer to Exhibit 3). This compares to net income of $1.8 million, or $0.05 per diluted share, for the fourth quarter of fiscal 2015, which included a $0.04 per diluted share benefit from the recovery on the inventory write-down and favorable adjustment to management transition costs.

•	The Company ended the fourth quarter with 54 company-operated stores.

Brendan Hoffman, Chief Executive Officer, commented, “Results for the fourth quarter came in below our expectations, due primarily to challenges related to our systems conversion, which led to delayed shipments of Spring product and off-price shipments, as well as lower than expected performance in our pre-Spring collection. Despite these recent challenges, we are encouraged by the improved performance we have seen in our direct-to-consumer channel in the first quarter, led by our e-commerce business as a result of enhancements we have made to the website and the positive response that we have driven with our marketing and social media efforts.  Overall, 2016 was largely a year for us to reset and transition the business, as we have made great strides to establish a foundation from which we can build Vince in a sustainable way.  As we look to 2017, we have made the prudent decision to suspend our sales and EPS guidance as we work to make our new systems more efficient and complete our business transition.  This decision to suspend guidance was further driven by the difficult retail environment in which we continue to operate.  That said, we remain focused on expanding our direct-to-consumer business, optimizing our wholesale channel, and growing our international presence over the long-term.”

Marc Leder, Chairman of the Vince Board of Directors, stated, “We believe that Vince remains a strong brand with a loyal customer following.  While we recognize that the apparel industry remains challenging and there is still work to be done, we believe that the management team has made important strides in resetting the brand and we continue to support efforts to drive improved performance in the business.”

Fourth Quarter Review:

•

Net sales decreased 21.9% to $63.9 million from $81.8 million in the fourth quarter of fiscal 2015.  Wholesale segment net sales decreased 28.4% to $34.4 million primarily due to a reduction in both off-price and replenishment orders, as well as an increase in allowances.  Direct-to-consumer segment net sales decreased 12.6% to $29.4 million compared to the fourth quarter of fiscal 2015. Comparable sales decreased 20.5%, including e-commerce sales, as a result of declines in the number of transactions, due to reduced traffic, and a decrease in average order value.

•

Gross profit was $29.2 million, or 45.7% of net sales. This compares to gross profit of $41.0 million, or 50.1% of net sales, in the fourth quarter of fiscal 2015, which included a $2.2 million benefit from the recovery on inventory write-downs taken in the second quarter of 2015. Excluding this benefit, gross profit was $38.8 million, or 47.5% of net sales, in the fourth quarter of 2015. The decrease in the gross profit rate for the fourth quarter of 2016 reflected an increase in product costs, supply chain expenses, and allowances relative to the decrease in net sales, partially offset by a favorable impact from a channel mix shift and inventory reserves.

•

Selling, general, and administrative expenses were $39.1 million, or 61.1% of sales. This includes a $2.1 million non-cash asset impairment charge related to property and equipment of certain retail stores.    In the fourth quarter of fiscal 2015, SG&A was $36.2 million, or 44.2% of sales, which included a $0.3 million favorable adjustment to management transition costs taken in the second quarter. The remaining increase in SG&A was driven by lower incentive compensation offset by increased product development costs, strategic investments, and an increase in rent and occupancy costs associated with six new store openings since the fourth quarter of fiscal 2015.

For the fiscal year ended January 28, 2017:

•

Net sales decreased 11.3% to $268.2 million from $302.5 million during fiscal year 2015.  Wholesale segment net sales decreased 15.5% to $170.1 million and direct-to-consumer segment net sales decreased 3.1% to $98.1 million compared to fiscal year 2015. Comparable store sales decreased 16.2% compared to the prior year period, including e-commerce sales.

•

Net loss was $162.7 million, or $3.50 per share, which includes an estimated impact of $3.33 per share related to the non-cash long-lived asset impairment charges as well as the valuation allowance recorded against the Company’s deferred tax assets (please refer to Exhibit 3). This compares to net income of $5.1 million, or $0.14 per diluted share, in fiscal 2015, which includes a $7.7 million, or $0.20 per share, net charge associated with the write-down of excess inventory and aged product to expected net realizable value incurred in the second quarter and subsequent recovery of inventory in each of the third and fourth quarters, as well as net management transition costs.

Balance Sheet

The Company ended the fourth quarter with $21.0 million in cash and cash equivalents and $50.2 million of borrowings under its debt agreements.

Inventory at the end of the fourth quarter of fiscal 2016 was $38.5 million compared to $36.6 million at the end of the fourth quarter of fiscal 2015. The year-over-year inventory increase was primarily due to lower inventory reserves as a result of less excess and aged inventory.

Capital expenditures for the fourth quarter of fiscal 2016 totaled $1.6 million, primarily attributable to the investment in our new systems and related infrastructure.

Going Concern

In accordance with new accounting guidance that became effective for the Company’s fiscal year ended January 28, 2017, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date that the financial statements are issued, specifically relating to its ability to comply with the consolidated net total leverage ratio under its term loan facility.  The Company’s assessment did not take into account management’s plans to mitigate such substantial doubt that could be reasonably possible of occurring but are not final, including discussions with lenders and with its majority shareholder on additional financing options and actions to improve the capital structure of the Company.

As of January 28, 2017, the Company was in compliance with applicable financial covenants.

Please refer to Part I, Item 1A. Risk Factors and Note 1 of the consolidated audited financial statements included in the Company’s Annual Report on Form 10-K for the period ended January 28, 2017 for more details and risks associated with the management’s conclusion.

Material Weaknesses

As a result of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of January 28, 2017, the Company identified deficiencies in internal control over financial reporting that were assessed as material weaknesses. The Company has subsequently performed additional analysis, substantive testing and other post-closing procedures to ensure that its consolidated financial statements were prepared in accordance with U.S. GAAP. Accordingly, management believes that its consolidated financial statements fairly present its financial condition, results of operations and cash flows for the periods stated, in all material respects.

The Company is taking specific steps to remediate these material weaknesses by implementing and enhancing its control procedures. These material weaknesses will not be remediated until all necessary internal controls have been implemented, tested and determined to be operating effectively. Until the controls are remediated, the Company will continue to perform additional analysis, substantive testing and other post-closing procedures to ensure that its consolidated financial statements are fairly presented and prepared in accordance with U.S. GAAP.  Please refer to Part I, Item 1A. Risk Factors and Part II, Item 9A. of the Company’s Annual Report on Form 10-K for the period ended January 28, 2017 for more details on these material weaknesses.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to financial results relating to the fourth quarter and fifty-two week period of fiscal 2015, adjusted cost of products sold, adjusted gross margin, adjusted selling, general and administrative expenses, adjusted operating income, adjusted income before taxes, adjusted income taxes, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, in order to eliminate the effect on operating results of the inventory write-down for excess and aged product and management transition costs.  The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the inventory write-down and management transition costs.  In addition, with respect to the fourth quarter and the fifty-two week period of fiscal 2016, the Company has provided an estimated impact to EPS related to certain asset impairment charges as well as the valuation allowance recorded against the Company’s deferred tax assets in the fourth quarter of 2016. Certain components included in the calculation of such impact are non-GAAP measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  A reconciliation of GAAP to non-GAAP results has been provided in Exhibits 3, 4, and 5 to this press release.

2016 Fourth Quarter Earnings Conference Call

A conference call to discuss the fourth quarter results will be held today, April 28, 2017, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Chief Financial Officer, David Stefko. During the conference call, the Company may answer questions concerning business and financial developments, trends and other business or financial matters. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (877) 201-0168, conference ID 95795497. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE

Established in 2002, Vince is a global luxury brand best known for utilizing luxe fabrications and innovative techniques to create a product assortment that combines urban utility and modern effortless style. From its edited core collection of ultra-soft cashmere knits and cotton tees, Vince has evolved into a global lifestyle brand and destination for both women’s and men’s apparel and accessories. As of January 28, 2017, Vince products were sold in prestige distribution worldwide, including approximately 2,300 distribution locations across more than 40 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company operated 40 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. Please visit www.vince.com for more information.

This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs (including our obligations under the Tax Receivable Agreement with the Pre-IPO Stockholders); our ability to continue as a going concern; our ability to successfully operate the newly implemented systems, processes, and functions recently transitioned from Kellwood Company; our ability to remediate the identified material weaknesses in our internal control over financial reporting; our ability to ensure the proper operation of the distribution facility by a third party logistics provider recently transitioned from Kellwood; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to control the level of sales in the off-price channels; our ability to manage excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; unusual, unpredictable and/or severe weather conditions; the execution and management of our retail store growth plans, including the availability and cost of acceptable real estate locations for new store openings; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading "Item 1A—Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Investor Relations Contact:

Jean Fontana

ICR, Inc.

Jean.fontana@icrinc.com

646-277-1200

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data )
	Three Months Ended		Fiscal Year
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016
Net sales	$63,879	$81,763	$268,199	$302,457
Cost of products sold	34,663	40,782	145,380	169,941
Gross profit	29,216	40,981	122,819	132,516
as a % of net sales	45.7%	50.1%	45.8%	43.8%
Impairment of goodwill and indefinite-lived intangible asset	53,061	—	53,061	—
Selling, general and administrative expenses	39,087	36,157	134,430	116,790
as a % of net sales	61.1%	44.2%	50.1%	38.6%
(Loss) income from operations	(62,932)	4,824	(64,672)	15,726
as a % of net sales	(98.5)%	5.9%	(24.1)%	5.2%
Interest expense, net	1,023	1,313	3,932	5,680
Other expense, net	(50)	343	329	1,733
(Loss) income before income taxes	(63,905)	3,168	(68,933)	8,313
Provision for income taxes	98,243	1,390	93,726	3,214
Net (loss) income	$(162,148)	$1,778	$(162,659)	$5,099
(Loss) earnings per share:
Basic (loss) earnings per share	$(3.28)	$0.05	$(3.50)	$0.14
Diluted (loss) earnings per share	$(3.28)	$0.05	$(3.50)	$0.14
Weighted average shares outstanding:
Basic	49,423,148	36,778,413	46,420,533	36,770,430
Diluted	49,423,148	36,779,438	46,420,533	37,529,227

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)
	January 28,	January 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$20,978	$6,230
Trade receivables, net	10,336	9,400
Inventories, net	38,529	36,576
Prepaid expenses and other current assets	4,768	8,027
Total current assets	74,611	60,233
Property, plant and equipment, net	42,945	37,769
Intangible assets, net	77,698	109,046
Goodwill	41,435	63,746
Deferred income taxes and other assets	2,791	92,774
Total assets	$239,480	$363,568

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,022	$28,719
Accrued salaries and employee benefits	3,427	5,755
Other accrued expenses	9,992	37,174
Total current liabilities	50,441	71,648
Long-term debt	48,298	57,615
Deferred rent	16,892	14,965
Other liabilities	137,830	140,838
Stockholders' (deficit) equity	(13,981)	78,502
Total liabilities and stockholders' equity	$239,480	$363,568

Vince Holding Corp. and Subsidiaries	Exhibit (3)
Estimated Impact of Impairment Charges and Valuation Allowance on Fiscal 2016 Net Loss and Loss per Share
(Unaudited, amounts in thousands except percentages, share and per share data)

	For the three months ended January 28, 2017
		Estimated impact on
	Loss before income taxes	Provision for Income Taxes		Net Loss	Loss per Share (b)
Goodwill Impairment Charge	$(22,311)	$(9,098)	(a)	$(13,213)	$(0.27)
Tradename Impairment Charge	(30,750)	(12,540)	(a)	(18,210)	(0.37)
Retail Store Impairment Charge	(2,082)	(849)	(a)	(1,233)	(0.02)
Valuation allowance against deferred tax assets	—	121,836		(121,836)	(2.47)
Total	$(55,143)	$99,349		$(154,492)	$(3.13)

	For the twelve months ended January 28, 2017
		Estimated impact on
	Loss before income taxes	Provision for Income Taxes		Net Loss	Loss per Share (c)
Goodwill Impairment Charge	$(22,311)	$(9,098)	(a)	$(13,213)	$(0.28)
Tradename Impairment Charge	(30,750)	(12,540)	(a)	(18,210)	(0.39)
Retail Store Impairment Charge	(2,082)	(849)	(a)	(1,233)	(0.03)
Valuation allowance against deferred tax assets	—	121,836		(121,836)	(2.62)
Total	$(55,143)	$99,349		$(154,492)	$(3.33)

(a) Based on a normalized tax rate of 40.8%, derived by reference to statutory rates in the jurisdictions in which the Company operates, without giving effect to the Company’s valuation allowance.
(b) Based on 49,423,148 weighted-average shares outstanding.
(c) Based on 46,420,533 weighted-average shares outstanding.

Vince Holding Corp. and Subsidiaries	Exhibit (4)
Reconciliation of net income on a GAAP basis to “Adjusted net income”
(Unaudited, amounts in thousands except percentages, share and per share data)

	For the three months ended January 30, 2016
	As Reported	Adjustments		As Adjusted

Net sales	$81,763			$81,763
Cost of products sold	40,782	$2,161	(a)	42,943
Gross profit	40,981	(2,161)		38,820
as a % of sales	50.1%			47.5%
Selling, general and administrative expenses	36,157	323	(b)	36,480
as a % of sales	44.2%			44.6%
Income from operations	4,824	(2,484)		2,340
as a % of sales	5.9%			2.9%
Interest expense, net	1,313			1,313
Other expense, net	343			343
Income before income taxes	3,168	(2,484)		684
Provision for Income taxes	1,390	(1,018)	(c)	372
Net income	$1,778	$(1,466)		$312

Earnings per share:
Basic earnings per share	$0.05	$(0.04)		$0.01
Diluted earnings per share	$0.05	$(0.04)		$0.01

Weighted average shares outstanding:
Basic shares	36,778,413			36,778,413
Diluted shares	36,779,438			36,779,438

(a) To adjust cost of products sold to remove the favorable impact of the recovery on inventory write downs taken in the second quarter of approximately $2.2 million.
(b) To adjust selling, general and administrative expenses to remove the favorable impact of the reversal of severance expense taken in the second quarter of approximately $0.3 million.
(c) Adjusted amount represents adjusted pretax income multiplied by a normalized tax rate of 41%. The normalized tax rate was derived by reference to statutory tax rates in the jurisdictions in which the Company operates, without giving effect to the Company’s valuation allowance or potential use of its net operating loss carryforwards.

Vince Holding Corp. and Subsidiaries	Exhibit (5)
Reconciliation of net income on a GAAP basis to “Adjusted net income”
(Unaudited, amounts in thousands except percentages, share and per share data)

	For the twelve months ended January 30, 2016
	As Reported	Adjustments		As Adjusted

Net sales	$302,457			$302,457
Cost of products sold	169,941	$(10,300)	(a)	159,641
Gross profit	132,516	10,300		142,816
as a % of sales	43.8%			47.2%
Selling, general and administrative expenses	116,790	(2,702)	(b)	114,088
as a % of sales	38.6%			37.7%
Income from operations	15,726	13,002		28,728
as a % of sales	5.2%			9.5%
Interest expense, net	5,680			5,680
Other expense, net	1,733			1,733
Income before income taxes	8,313	13,002		21,315
Provision for Income taxes	3,214	5,331	(c)	8,545
Net Income	$5,099	$7,671		$12,770

Earnings per share:
Basic earnings per share	$0.14	$0.21		$0.35
Diluted earnings per share	$0.14	$0.20		$0.34

Weighted average shares outstanding:
Basic shares	36,770,430			36,770,430
Diluted shares	37,529,227			37,529,227

(a) To adjust cost of products sold to remove the net impact of inventory write downs of approximately $10.3 million primarily related to excess out of season and current inventory.
(b) To adjust selling, general and administrative expenses to remove executive severance costs of $3.4 million and executive search costs of $0.6 million partially offset by the favorable impact of $(1.3) million related to executive stock option forfeitures.
(c) Adjusted amount represents adjusted pretax income multiplied by a normalized tax rate of 41%. The normalized tax rate was derived by reference to statutory tax rates in the jurisdictions in which the Company operates, without giving effect to the Company’s valuation allowance or potential use of its net operating loss carryforwards.